Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS
THIRD QUARTER RESULTS

Net Earnings Increase Over 50%

Phoenix, AZ – October 16, 2003 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT), the nation’s largest truckload fleet operator, today reported its results for the three and nine months ended September 30, 2003.

Revenues for the third quarter of 2003 increased 16.2%, including approximately 6% from the acquisition of Merit Distribution Services, Inc., to $623.9 million, compared with $537.0 million for the corresponding quarter of 2002. The third quarter of 2003 includes $21.3 million of fuel surcharge revenue versus $10.5 million in the third quarter of 2002. Excluding this fuel surcharge revenue, the increase in revenues would have been 14.5%. Net earnings were $24.6 million, or 29 cents per share, compared to $16.3 million, or 19 cents per share, for the third quarter of 2002. The third quarter of 2003 results include a $1.8 million noncash pre-tax benefit for the reduction in market value of the interest rate derivative agreements of M.S. Carriers, while the results for the third quarter of 2002 include a $4.5 million noncash pre-tax expense for the increase in market value of interest rate derivative agreements. The Company’s earnings per share prior to the effect of the interest rate derivatives would have been 28 and 22 cents per share for the third quarter of 2003 and 2002, respectively.

For the nine months ended September 30, 2003, the Company’s revenues increased 14.2%, including approximately 2% from the acquisition of Merit Distribution Services, Inc., to $1.760 billion from $1.541 billion in 2002. The first nine months of 2003 include $67.8 million of fuel surcharge revenue versus $21.3 million in 2002. Excluding this fuel surcharge revenue, the increase in revenues would have been 11.4%. Net earnings were $52.6 million or 62 cents per share, compared to $43.4 million or 50 cents per share in 2002. The nine months ended September 30, 2003 results include a $670,000 noncash pre-tax benefit for the reduction in market value of the interest rate derivative agreements of M.S. Carriers, while the results for the third quarter of 2002 include a $5.9 million noncash pre-tax expense for the increase in the market value of interest rate derivative agreements. The Company’s earnings per share prior to the effect of the interest rate derivatives would have been 62 and 54 cents per share for the first nine months of 2003 and 2002, respectively.

Jerry Moyes, Chairman and Chief Executive Officer, said, “Our net earnings grew by more than 50% driven by 15% top line growth, 4 cents of price improvement and 31 basis points of deadhead improvement which more than offset a 1.4% of operating revenue increase in insurance cost as we continue to operate in a difficult insurance environment. In addition, our integration of Merit Distribution Services, Inc. was efficiently completed in the current quarter. We will continue to focus on increasing our profitability by allocating equipment to those customers which enable us to maximize our return on investment, as well as continuing to examine areas for improvement in our cost structure.”

Management believes the presentation of earnings without the impact of the interest rate derivative agreements is useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements.

Swift will hold a conference call to discuss these results at 11:00 AM Eastern time on Friday October 17, 2003. Individuals with questions may dial in at 1-800-639-1442. For others, the conference call will be broadcast live on the Internet at http://www.companyboardroom.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements include, but are not limited to, statements concerning future operating results, including the prospects for improved results from changes in equipment allocation and our cost structure, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

As to Swift’s business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; the ability of Swift to continue to identify and combine acquisition candidates that will result in successful combinations; an unanticipated increase in the number of claims for which Swift is self insured; competition from trucking, rail and intermodal competitors; and a significant reduction in or termination of Swift’s trucking services by a key customer.

A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Condensed, consolidated statements of earnings for the three and nine months ended September 30, 2003 and 2002 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Operating revenue	$623,875	$536,955	$1,760,087	$1,541,330
Operating expenses:
Salaries, wages and employee benefits	220,091	201,911	641,746	574,385
Operating supplies and expenses	58,849	49,678	172,004	141,377
Fuel	83,104	67,576	243,683	184,885
Purchased transportation	110,428	91,457	301,765	264,532
Rental expense	20,148	20,329	59,157	63,679
Insurance and claims	28,507	17,280	76,548	56,374
Depreciation and amortization	38,980	35,985	112,713	110,885
Communication and utilities	7,459	6,938	21,196	20,675
Operating taxes and licenses	14,157	12,200	36,076	37,419

Total operating expenses	581,723	503,354	1,664,888	1,454,211

Operating income	42,152	33,601	95,199	87,119

Interest expense	3,196	8,894	11,711	17,971
Interest income	(198)	(1,064)	(494)	(1,715)
Other (income) expense	(502)	(159)	(922)	811

Earnings before income taxes	39,656	25,930	84,904	70,052
Income taxes	15,080	9,590	32,270	26,620

Net earnings	$24,576	$16,340	$52,634	$43,432

Diluted earnings per share	$.29	$.19	$.62	$.50

Shares used in per share calculations	84,908	87,023	84,603	87,635

Contact: Jerry Moyes, President, or Gary Enzor, CFO of Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Operating Statistics

(Excluding Fuel Surcharge)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Total Miles *	457,727	414,462	1,310,953	1,206,862
Loaded Miles *	396,532	357,779	1,128,247	1,034,732
Trucking Revenue *	$576,828	$504,284	$1,626,409	$1,460,311
Revenue per Tractor per day	$549	$509	$540	$501
Revenue per loaded mile	$1.4547	$1.4095	$1.4415	$1.4113
Average Linehaul Tractors	16,408	15,480	15,775	15,274
Deadhead Percentage	13.37%	13.68%	13.94%	14.26%
Period End Linehaul Tractor Count
Company	13,593	12,928	13,593	12,928
Owner Operator	3,678	3,223	3,678	3,223

Total	17,271	16,151	17,271	16,151

*	In Thousands

Selected Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2003	2002

Cash	$15,288	$7,930
Total Assets	$1,774,171	$1,654,482
Debt, capital leases and securitization	$406,086	$401,691
Total Liabilities	$965,464	$888,704
Equity	$808,707	$765,778

Swift Transportation Co., Inc. and Subsidiaries
Selected Cash Flow Statement Data

(in thousands)

	Nine Months ended
	September 30,

	2003	2002

Net cash provided by operating activities	$219,134	$212,936

Capital Expenditures (net of disposal proceeds)	$(143,000)	$(181,124)
Other investing activities	(62,890)	(7,620)

Net cash used in investing activities	$(205,890)	$(188,744)

Purchase of treasury stock	$(18,869)	$(36,937)
Other financing activities	12,983	19,384

Net cash used in financing activities	$(5,886)	$(17,553)